SEC FIle No. 333-35094
                                                Filed pursuant to Rule 424(b)(3)











                           SPECTRASITE HOLDINGS, INC.
                                   ----------

                                Supplement No. 1
                                       to
                          Prospectus dated May 1, 2000

                                   -----------

         On June 1, 2000, SpectraSite Holdings, Inc. announced that the expiration date for its registered exchange offer (the "Exchange Offer") of (i) $200,000,000 aggregate original principal amount of SpectraSite's Series B 10 3/4% senior notes due 2010 (the "Exchange Senior Notes") for $200,000,000 aggregate original principal amount of SpectraSite's 10 3/4% senior notes due 2010 (CUSIP No. 84760TAF7) (the "Old Senior Notes"), and (ii) $559,800,000 aggregate original principal amount at maturity of SpectraSite's Series B 12 7/8% senior discount notes due 2010 (the " Exchange Discount Notes" and, together with the Exchange Senior Notes, the "Exchange Notes") for $559,800,000 aggregate original principal amount at maturity of SpectraSite's 12 7/8% senior discount notes due 2010 (CUSIP Nos. 84760TAG5 and U84561AC0) (the "Old Discount Notes" and, together with the Old Senior Notes, the "Old Notes") had been extended until 5:00 p.m., New York City time, on Tuesday, June 13, 2000, unless further extended. The Exchange Offer was scheduled to expire at 5:00 p.m., New York City time, on June 1, 2000.

         As of the 5:00 p.m. on June 1, 2000, all $200,000,000 in aggregate principal amount of the Old Senior Notes and approximately $544,530,000 in aggregate principal amount at maturity of the Old Discount Notes had been tendered for exchange. SpectraSite elected to extend the Exchange Offer in order to allow additional time in which to determine whether the holders of the remaining outstanding Old Discount Notes also wish to accept the Exchange Offer.

         Other than as specifically modified by this prospectus supplement, all of the procedures, terms and conditions of the Exchange Offer, as described in SpectraSite's prospectus dated May 1, 2000, remain in full force and effect.




                                                                    JUNE 2, 2000